DNB Financial Corporation

For further information, please contact:
Catherine Hall
Marketing Director
484-359-3221
chall@dnbfirst.com	FOR IMMEDIATE RELEASE

Downingtown, PA - September 25, 2009 – DNB Financial Corporation (NASDAQ: DNBF), parent company of DNB First, National Association, is proud to announce that Gerard F. Griesser has joined its Board of Directors.

Mr. Griesser is one of three owners of Prudential Fox & Roach Realtors, The Trident Group and ETC Inc.  Prudential Fox & Roach Realtors is the country’s seventh largest home services company with 63 sales offices, 4,000 sales associates, and 800 employees in Delaware, Pennsylvania, and New Jersey.  The Trident Group which includes Trident Insurance Agency, Trident Land Transfer Company and Trident Mortgage Company, has become one of the country’s premier one-stop shopping sources connected to a residential real estate company.

Mr. Griesser currently serves as the President of Fox Roach Charities, the charitable arm of Prudential Fox & Roach/Trident and formerly served as the Chairman of the Washington, DC-based, Real Estate Settlement Providers Council (RESPRO) and on the Board of Directors for Willow Financial Bank. Additionally, he has more than 14 years of experience in commercial banking.

“DNB will benefit greatly from Gerry’s extensive experience and leadership abilities. As a businessman, he understands the opportunities and challenges business owners face. He also shares our commitment to giving back and supporting the communities we’re proud to serve,” said William S. Latoff, Chairman and Chief Executive Officer of DNB Financial Corporation. “We are pleased to have him join our Board.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania.  DNB First was founded in 1860 and is the oldest independent bank in Chester County, with thirteen offices in Chester and Delaware Counties. In addition to a broad array of consumer and business banking products, DNB offers brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on NASDAQ under the symbol:  DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.